EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the Nasdaq National Market System.

Date	Type	Price	Shares
1/30/2009	Purchase	$1.78	320
1/30/2009	Purchase	1.79	200
1/30/2009	Purchase	1.80	2203
2/3/2009	Purchase	1.51	300
2/17/2009	Purchase	1.28	100
2/19/2009	Purchase	1.255	100
2/19/2009	Purchase	1.26	2000
2/20/2009	Purchase	1.15	1000
2/20/2009	Purchase	1.20	2000
2/23/2009	Purchase	1.15	600
2/25/2009	Purchase	1.07	1000